Exhibit (a)(4)

                                  ARMADA FUNDS
                                 AMENDMENT NO. 3
                                       TO
                              DECLARATION OF TRUST


         I, Audrey C. Talley, do hereby certify as follows:

         1. That I am the duly elected Secretary of Armada Funds, a Massachusetts business trust (hereinafter called the "Trust" or "Armada");

         2. That in such capacity I have examined records of actions taken by the Board of Trustees of the Trust;

         3. That the current Trustees of the Trust duly adopted the following resolutions on February 11, 2005;

         CHANGE OF NAME OF TRUST

                  RESOLVED, that pursuant to Section 10.8.c of Armada's Declaration of Trust, the trust name of "Armada Funds" be, and it hereby is, changed to the "Allegiant Funds" effective on June 10, 2005; and it is

                  FURTHER, RESOLVED, that Armada's officers be, and each hereby is, authorized and directed to do or cause to be done all such other acts and things and to make, execute and deliver any and all papers and documents in the name and on behalf of Armada, under its seal or otherwise, as they, or any of them, may, with the advise of counsel to Armada, deem necessary and desirable to carry out the intent of the foregoing resolutions, such determination to be conclusively evidenced by such actions.


         4. That the foregoing resolutions remain in full force and effect as of the date hereof.

         5. That this Amendment No. 3 to the Declaration of Trust shall be effective on June 13, 2005.


         Dated:  February 11, 2005


         Subscribed to and Sworn to Before                /s/ AUDREY C. TALLEY
         Me this 11th day of February, 2005               --------------------
                                                          Audrey C. Talley


         /s/ PAMELA J. PIERCE
         --------------------
         Notary Public